Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

NRG Yield, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-190071) on Form S-8 of NRG Yield, Inc. of our report dated June 16, 2014, with respect to the combined balance sheets of the Alta Wind Portfolio of Terra-Gen Power, LLC as of December 31, 2013 and 2012, and the related combined statements of operations and comprehensive income (loss), members’ capital, and cash flows for each of the years in the three-year period ended December 31, 2013, which report appears in the Form 8-K/A of NRG Yield, Inc. dated October 14, 2014.

(signed) KPMG LLP

New York, New York
October 14, 2014